Fresh Del Monte Produce Inc.
FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports First Quarter 2019 Financial Results
CORAL GABLES, FL. - April 30, 2019 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the first quarter ended March 29, 2019. The Company reported earnings per diluted share of $0.74 for the first quarter of 2019, compared with earnings per diluted share of $0.85 in the first quarter of 2018. The Company reported adjusted earnings per diluted share of $0.48 in the first quarter of 2019, compared with adjusted earnings per diluted share of $0.89 in the first quarter of 2018.
The Company announced that following an evaluation of the Company’s management and operating structure, it has realigned its operating segments to reflect the internal management reporting used by the Company’s management team and recent realignment of members of the Company's senior management team, to allocate resources and assess performance. The Company has realigned its other fresh produce and prepared food segments into one segment titled fresh and value-added products. Fresh and value-added products include pineapples, melons, non-tropical fruit (including grapes, apples, citrus, blueberries, strawberries, pears, peaches, plums, nectarines, cherries and kiwis), other fruit and vegetables, avocados, fresh-cut fruit and vegetables, prepared fruit and vegetables, juices, other beverages, prepared meals and snacks. The Company’s banana business will remain in the banana segment. The Company's other businesses will now comprise a segment titled other products and services. Other products and services includes poultry and meat products, plastic products and third-party freight services.

"The performance-improving initiatives we put in place in 2018 to rationalize our non-tropical, tomato and melon operations delivered margin improvements during the first quarter of 2019," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "The unfavorable weather and logistical challenges of 2018 have not had an impact and we appear to be tracking towards a normal performance for these two factors for the first half of 2019. However, we still face headwinds with higher costs in our fresh and value-added business segment. We continue to focus on all areas of our operations to ensure that we have the right cost structure to support our diverse product line and our vertically-integrated platform, and to expand our market reach through new and existing distribution channels to promote our global growth and brand awareness.”
Net sales for the first quarter of 2019 were $1,154.2 million, compared with $1,106.1 million in the first quarter of 2018. Net sales, compared with the prior year period, increased in the Company's fresh and value-added business segment, primarily due to contributions from the Company's Mann Packing business. The increase was partially offset by lower net sales in the Company's banana business segment and the impact of unfavorable exchange rates in Europe and Asia.
Gross profit for the first quarter of 2019 was $93.3 million, compared with $106.5 million in the first quarter of 2018. The decrease in gross profit was the result of lower profitability in the Company's banana business segment, primarily due to normalized industry banana supplies across the markets. The decrease was partially offset by higher profitability in the Company's fresh and value-added business segment, principally due to the rationalization and restructuring the Company did in 2018.
Operating income for the first quarter of 2019 was $41.3 million, compared with operating income of $56.5 million in the first quarter of 2018. Adjusted operating income was $40.8 million in the first quarter of 2019, compared with adjusted operating income of $58.2 million in the first quarter of 2018. The decrease in operating income was primarily the result of lower gross profit.
Net income attributable to Fresh Del Monte Produce Inc. for the first quarter of 2019 was $36.1 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $41.5 million in the first quarter of 2018. Adjusted net income was $23.2 million in the first quarter of 2019, compared with adjusted net income of $43.2 million in the first quarter of 2018. The change was primarily the result of lower operating income, and higher interest expense, net, partially offset by a gain on the settlement of litigation, net of tax.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended

Statement of Operations:	March 29, 2019	March 30, 2018
Net sales	$1,154.2	$1,106.1
Cost of products sold	1,060.9	999.3
Other charges	—	0.3
Gross profit	93.3	106.5

Selling, general and administrative expenses	52.5	48.6
Gain on disposal of property, plant and equipment, net	3.5	0.2
Asset impairment and other charges, net	3.0	1.6
Operating income	41.3	56.5

Interest expense, net	6.8	3.6
Other income (expense), net	11.3	(3.4)

Income before income taxes	45.8	49.5

Provision for income taxes	8.6	6.3
Net income	$37.2	$43.2

Less: Net income attributable to redeemable and noncontrolling interests	1.1	1.7
Net income attributable to Fresh Del Monte Produce Inc.	$36.1	$41.5

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.74	$0.85

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.74	$0.85

Dividends declared per ordinary share	$—	$0.150

Weighted average number of ordinary shares:
Basic	48,547,698	48,781,596
Diluted	48,752,162	49,032,952

Selected Statement of Operations Data:
Depreciation and amortization	$24.7	$21.1

Non-GAAP Measures (per share)(1):
Reported net income - Diluted	$0.74	$0.85
Other charges	—	0.01
Asset impairment and other charges, net	0.06	0.03
(Gain) on disposal of property, plant and equipment, net	(0.07)	—
(Gain) on settlement of litigation, net	(0.25)	—
Adjusted net income - Diluted	$0.48	$0.89

(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 29, 2019				March 30, 2018
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$690.0	60%	$61.5	66%	$616.5	56%	$51.3	48%
Banana	431.5	37%	32.9	35%	453.2	41%	52.1	49%
Other products and services	32.7	3%	(1.1)	(1)%	36.4	3%	3.1	3%
	$1,154.2	100%	$93.3	100%	$1,106.1	100%	$106.5	100%

	Quarter ended
Net Sales by Geographic Region:	March 29, 2019		March 30, 2018

North America	$748.8	65%	$663.4	60%
Europe	171.3	15%	194.1	18%
Asia	120.7	10%	112.7	10%
Middle East	97.8	9%	115.9	10%
Other	15.6	1%	20.0	2%
	$1,154.2	100%	$1,106.1	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 29, 2019	December 28, 2018

Assets
Current assets:
Cash and cash equivalents	$21.9	$21.3
Trade and other accounts receivable, net	519.3	473.5
Inventories, net	575.8	565.3
Other current assets	72.3	78.7
Total current assets	1,189.3	1,138.8

Investment in and advances to unconsolidated companies	3.3	6.1
Property, plant and equipment, net	1,403.7	1,392.2
Operating lease right-of-use assets	192.2	—
Goodwill	423.7	423.4
Intangible assets, net	164.9	166.9
Other noncurrent assets	134.3	127.8
Total assets	$3,511.4	$3,255.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$556.2	$576.6
Current maturities of long-term debt and finance leases	0.4	0.5
Current maturities of operating leases	56.0	—
Other current liabilities	8.1	8.9
Total current liabilities	620.7	586.0

Long-term debt and finance leases, less current maturities	700.2	661.9
Operating leases, less current maturities	109.5	—
Other noncurrent liabilities	278.3	237.7
Total liabilities	1,708.7	1,485.6

Redeemable noncontrolling interest	52.8	51.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,724.5	1,692.0
Noncontrolling interests	25.4	25.8
Total shareholders' equity	1,749.9	1,717.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,511.4	$3,255.2

Selected Balance Sheet Data:
Working capital	$568.6	$552.8
Total debt	$700.6	$662.4

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 29, 2019	March 30, 2018
Net income	$37.2	$43.2
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	24.4	21.0
Amortization of debt issuance costs	0.3	0.1
Asset impairment, net	2.8	—
Share-based compensation expense	4.2	4.6
Deferred income taxes	7.0	0.8
Gain on disposal of property, plant and equipment, net	(3.5)	(0.2)
Foreign currency translation adjustment	(0.3)	2.4
Other	—	0.1
Changes in operating assets and liabilities:
Receivables	(45.0)	(65.0)
Inventories	(9.4)	(3.6)
Prepaid expenses and other current assets	4.3	(2.2)
Accounts payable and accrued expenses	(23.4)	10.2
Other noncurrent assets and liabilities	(5.8)	(9.9)
Net cash (used in) provided by operating activities	(7.2)	1.5

Investing activities:
Capital expenditures	(34.2)	(42.7)
Proceeds from sales of property, plant and equipment	4.6	0.5
Purchase of business, net of cash acquired	—	(371.7)
Net cash used in investing activities	(29.6)	(413.9)

Financing activities:
Net borrowings on long-term debt	35.6	439.3
Distributions to noncontrolling interests, net	(1.0)	(1.2)
Net proceeds related to share-based awards	0.6	0.5
Dividends paid	—	(7.3)
Repurchase and retirement of ordinary shares	—	(8.2)
Net cash provided by financing activities	35.2	423.1

Effect of exchange rate changes on cash	2.2	1.6

Net increase in cash and cash equivalents	0.6	12.3
Cash and cash equivalents, beginning	21.3	25.1
Cash and cash equivalents, ending	$21.9	$37.4

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Fresh Del Monte Produce Inc.

First Quarter 2019 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

The Company announced that following an evaluation of the Company’s management and operating structure, it has realigned its operating segments to reflect the internal management reporting used by the Company’s management team and recent realignment of members of the Company's senior management team, to allocate resources and assess performance. The Company has realigned its other fresh produce and prepared food segments into one segment titled fresh and value-added products.  Fresh and value-added products include pineapples, melons, non-tropical fruit (including grapes, apples, citrus, blueberries, strawberries, pears, peaches, plums, nectarines, cherries and kiwis), other fruit and vegetables, avocados, fresh-cut fruit and vegetables, prepared fruit and vegetables, juices, other beverages, prepared meals and snacks. The Company’s banana business will remain in the banana segment. The Company's other businesses will now comprise a segment titled other products and services. Other products and services includes poultry and meat products, plastic products and third-party freight services. The Company will report its financial information reflecting these reorganized reportable segments in its Quarterly Report on Form 10-Q for the quarter ended March 29, 2019.  Prior periods were retrospectively adjusted as periodic reports are filed to conform to the new reportable segment composition.

Fresh and Value-Added Products
Net sales for the first quarter of 2019 increased 12% to $690.0 million, compared with $616.5 million in the first quarter of 2018. The increase in net sales was primarily due to higher net sales in the Company's fresh-cut vegetables, vegetables, prepared food and avocado product lines. Gross profit for the first quarter of 2019 increased 20% to $61.5 million, compared with gross profit of $51.3 million in the first quarter of 2018.

Gold pineapple - Net sales decreased 7% to $111.3 million, compared with the prior year period. Volume was 9% lower. Pricing was 2% higher. Unit cost was 3% higher.
Fresh-cut fruit - Net sales increased 1% to $118.6 million, compared with the prior year period. Volume increased 1%. Pricing was 1% lower. Unit cost was 1% higher.
Fresh-cut vegetables - Net sales increased 95% to $122.5 million, compared with the prior year period, due to the acquisition of Mann Packing. Volume more than doubled. Pricing was 5% lower. Unit cost was 3% lower.
Avocados - Net sales increased 5% to $88.6 million, compared with the prior year period. Volume increased 25%. Pricing decreased 16%. Unit cost was 18% lower.
Vegetables - Net sales increased to $41.5 million, compared with the prior year period. Volume more than doubled, principally due to the acquisition of Mann Packing. Pricing was in line with the prior year period. Unit cost was 5% higher.
Non-tropical - Net sales decreased 7% to $61.4 million, compared with the prior year period. Volume decreased 7%. Pricing was in line with the prior year period. Unit cost was 9% lower.
Prepared food - Includes the Company's prepared traditional products and meals and snacks product lines. Net sales increased 20% to $65.7 million, compared with the prior year period. Volume increased 3%. Pricing increased 16%. Unit cost increased 24%.
Bananas
Net sales for the first quarter of 2019 decreased to $431.5 million, compared with $453.2 million in the first quarter of 2018. Volume was 1% higher than the prior year. Worldwide pricing decreased $0.84, or 5%, to $14.84 per unit,

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Fresh Del Monte Produce Inc.

compared with $15.68 per unit in the first quarter of 2018. Gross profit for the first quarter of 2019 decreased to $32.9 million, compared with $52.1 million in the first quarter of 2018. Unit cost was 1% lower than the prior year period.

Cash Flows
Net cash used in operating activities for the first three months of 2019 was $7.2 million, compared with net cash provided by operating activities of $1.5 million in the same period of 2018. The increase in net cash used by operating activities was primarily attributable to lower net income.
Total Debt
Total debt increased from $662.4 million at the end of 2018 to $700.6 million at the end of the first quarter of 2019, primarily related to seasonality of the Company's cash flow cycles.
Interest Expense, Net
Interest expense, net for the first quarter was $6.8 million, compared with $3.6 million in the first quarter of 2018. The increase was due to higher average loan balances as a result of the acquisition of Mann Packing, along with higher interest rates.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, loss (gain) on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted operating income (loss), adjusted net income (loss) and adjusted net income (loss) per diluted share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit, adjusted operating income (loss) and adjusted net income (loss) provide us with an understanding of the results from the primary operations of our business. We use adjusted operating income (loss) and adjusted net income (loss) to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	March 29, 2019				March 30, 2018
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$93.3	$41.3	$36.1	$0.74	$106.5	$56.5	$41.5	$0.85
Adjustments:
Other charges (1)	—	—	—	—	0.3	0.3	0.3	0.01
Asset impairment and other charges, net (1)	—	3.0	3.0	0.06	—	1.6	1.6	0.03
(Gain) on disposal of property, plant and equipment, net (2)	—	(3.5)	(3.5)	(0.07)	—	(0.2)	(0.2)	—
(Gain) on settlement of litigation, net of tax (3)	—	—	(12.4)	(0.25)	—	—	—	—
As adjusted	$93.3	$40.8	$23.2	$0.48	$106.8	$58.2	$43.2	$0.89

(1)
Asset impairment and other charges, net for the quarter ended March 29, 2019 impairment related to an equity investment and contract termination charges in the Philippines related to previously announced restructuring. Asset impairment and other charges, net for the quarter ended March 30, 2018 included acquisition costs related to Mann Packing net of insurance recoveries in North America.

(2)	Gain on disposal of property, plant and equipment, net for the quarter ended March 29, 2019 and March 30, 2018 primarily related to a gain on sale of vessels.

(3)	Gain on settlement of litigation, net of tax of $12.4 million with proceeds of $17.0 million, net of tax of $4.3 million and $0.3 million of legal fees.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2019 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2018 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Global Corporate Communications and Investor Relations
305-520-8433

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